RESTATED AND AMENDED
                           ARTICLES OF INCORORATION OF
                      ALLIANCE CONSUMER INTERNATIONAL, INC.
                            A California Corporation


The undersigned, Patricia McPeak and Edward G. Newton hereby certify that:

         ONE: Ms. McPeak is the duly elected Chief Executive Officer and President and Mr. Newton is the duly elected Secretary of Alliance Consumer International, Inc., a California corporation ("Corporation").

         TWO: The Restated Articles of Incorporation of the Corporation shall be restated and amended to read in full as follows:

                                   ARTICLE ONE

         The name of the corporation (hereinafter called the "Corporation") is NutraStar Incorporated.

                                   ARTICLE TWO

         As contemplated in California Corporations Code Section. 202 (b) (1)
(i), the purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  ARTICLE THREE

         This Corporation is hereafter authorized to issue two (2) classes of shares of stock designated respectively ("Common Stock" and "Preferred Stock"). The total number of shares of Common Stock that this Corporation is authorized to issue is fifty million (50,000,000) and the total number of shares of Preferred Stock this Corporation is authorized to issue is ten million (10,000,000).

         The Preferred Stock may be divided into such number of series as the board of directors may determine. The board of directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The board of directors, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.




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                                  ARTICLE FOUR

         The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                  ARTICLE FIVE

         The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions or agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to applicable limits set forth in Sections 204 of the California Corporations Code with respect to actions for breach of duty to the Corporation or its shareholders.

         THREE: The foregoing restatement has been approved by the board of directors of the Company.

         FOUR: The foregoing restatement has been approved by the holders of the requisite number of shares of the corporation in accordance with Sections 902 and 903 of the California corporations code. The total number of outstanding shares entitled to vote with respect to the foregoing amendment was 20,649,820 shares of Common Stock. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required, such referenced vote being a majority of the outstanding shares of Common Stock.






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IN WITNESS WHEREOF, the undersigned have caused this certificate on December 13,
2001.

s/Patricia McPeak,
Chief Executive Officer and President



s/Edward G. Newton,
Secretary


         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed in El Dorado Hills, California, on December 13, 2001.




s/Patricia McPeak,
Chief Executive Officer & President



s/Edward G. Newton, Secretary












          AMENDED AND RESTATED ARTICLES OF INCORPORATION SIGNATURE PAGE